Exhibit 10.3

September 24, 2004

Stephen J. Fanning
282 Las Quebradas Lane
Danville, CA 94507

     Re: Amendment of Employment Agreement

Dear Stephen:

     This letter will confirm that your employment agreement with Ocular Sciences effective as of August 8, 2001, as amended December 1, 2001 (the “Employment Agreement”), will continue in effect until the earlier of (i) the closing of the Company’s contemplated acquisition by The Cooper Companies, Inc., pursuant to that certain Agreement and Plan of Merger dated as of July 28, 2004 (the “Merger Agreement”), (ii) the termination of the Merger Agreement, (iii) the termination of the Employment Agreement pursuant to Section 9 thereof or (iv) April 30, 2005.

     Except as otherwise provided in this letter, all other terms and conditions of the Employment Agreement remain in full force and effect. This letter is governed by the laws of the State of California, and contains the entire agreement and understanding of the parties (oral or written) regarding its subject matter. This letter may be executed in counterparts, each of which shall be an original, and all of together will constitute one and the same document.

     Please indicate your agreement to the terms of this letter by signing below where indicated.

Very truly yours,

Ocular Sciences, Inc.

	By:	/s/ Steve Neil

Steve Neil, Chief Financial Officer

Agreed and accepted:

/s/ Stephen J. Fanning

Stephen J. Fanning